Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Six Flags Entertainment Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 5, 2010 includes an explanatory paragraph that states that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company filed petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code), and this raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan concerning this matter is also discussed in note 1 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

Our audit report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (included in FASB ASC Topic 810, Consolidations), and Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement) (included in FASB ASC Topic 470-20, Debt with Conversion and Other Options), as of January 1, 2009;  the adoption of Financial Accounting Standards No. 157, Fair Value Measurements (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures), as of January 1, 2008; the adoption of Emerging Issues Task Force (“EITF”) Topic D-98, Classification and Measurement of Redeemable Securities (included in FASB ASC Topic 480, Distinguishing Liabilities from Equity), as amended, at the March 12, 2008 meeting of the EITF, as of December 31, 2007; and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes), as of January 1, 2007.

(signed) KPMG LLP

Dallas, Texas
May 28, 2010